As filed with the Securities and Exchange Commission on November 16, 2021

Registration No. 333-203353

Registration No. 333-223690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-203353

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-3 REGISTRATION STATEMENT NO. 333-223690

Under

The Securities Act of 1933

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	87-2118855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

(724) 863-9663

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Meg Broderick

ExOne Operating, LLC

63 3rd Avenue

Burlington, MA 01803

(978) 224-1244

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”), filed by The ExOne Company, a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (File No. 333-203353), pertaining to the registration of up to $150,000,000, in the aggregate, of an indeterminate number of securities of common stock, preferred stock, debt securities, warrants, and units of the Registrant or any combination of these securities (together, the “Securities”), filed with the Commission on April 10, 2015, as amended by Post-Effective Amendment No. 1 filed with the SEC on August 18, 2016;

•	Registration Statement on Form S-3 (File No. 333-223690), pertaining to the registration of up to $125,000,000, in the aggregate, of an indeterminate number of Securities or any combination of Securities, filed with the Commission on March 15, 2018.

On November 12, 2021, pursuant to that certain Agreement and Plan of Merger dated as of August 11, 2021, by and between Registrant, Desktop Metal, Inc., a Delaware corporation (“Parent”), Texas Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Texas Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), Merger Sub I merged with and into the Registrant with the Registrant continuing as the surviving corporation (“Merger I”) and immediately thereafter Registrant merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly owned subsidiary of Parent (the “Surviving Company”) and being renamed ExOne Operating, LLC (“Merger II” and, together with Merger I, the “Mergers”).

As a result of the Mergers, the offerings of the Registrant’s Securities pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Surviving Company hereby removes from registration the Securities of the Registrant registered under the Registration Statements that remain unsold, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on the 16th day of November, 2021.

ExOne Operating, LLC Successor by merger to THE EXONE COMPANY

By:	/s/ Meg Broderick
Meg Broderick
Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.